                                                EXHIBIT 99.1

October 16, 2008

To The Reserve’s Primary Fund Investors:

Efforts to implement the first phase of disbursements from the Primary Fund continued today on both the operations and systems technology fronts.

Operations personnel have reviewed about 50,000 transactions that took place between
September 15, the day before The Reserve had to adjust its computer systems due to a decline of the net asset value of the fund's shares below $1.00, and October 10. In doing so, they've identified a number of transactions that have raised issues, most of which have been resolved between The Reserve and its custodian, State Street Bank & Trust Company.

The Reserve also continues to press ahead to apply software modifications that will allow it to assemble accurate data on the status of investors’ account balances so that accurate disbursement of funds can be made at the earliest possible date. All programming tasks have been completed, and all transactions have been reviewed. Data tracking those transactions has been linked with systems operated by our institutional and broker-dealer clients that maintain an electronic interface with The Reserve.

Our job now is to confirm that account balances with State Street and clients who use electronic interfaces are accurate and that transactions sent to clients are being processed correctly. The next step involves testing the system that will be used to distribute the money to investors. To accomplish this task, The Reserve will check to make sure that all data tracking account balances agree with systems operated by the broker-dealer clients and State Street. To complete the job, The Reserve will analyze data covering the remaining 10,000 transactions completed prior to October 10 so that we can calculate final payout amounts.

We sincerely apologize for the delays and thank you for your patience. Our pledge to you is that we will execute as soon as possible.

Sincerely,

Bruce R. Bent
President
Reserve Management Company, Inc.

The Reserve  -  1250 Broadway, New York, New York 10001  -    www.TheR.com
800-637-1700